Exhibit 99.1

ION Announces Offering of $175 Million of

Senior Secured Second Lien Notes Due 2018

HOUSTON — May 1, 2013 — ION Geophysical Corporation (NYSE: IO) today announced that it intends to commence, subject to customary conditions, an offering of up to $175 million aggregate principal amount of its senior secured second lien notes due 2018.  The Company intends to use net proceeds from the sale of the notes to repay existing debt and for general corporate purposes, including for potential additional capital contributions to the Company’s GeoRXT seabed seismic joint venture, thus improving its financial flexibility.  The Company’s obligations under the notes will be guaranteed by certain of its domestic subsidiaries.

The notes will be sold to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act of 1933.  Any offers of the notes will be made only by means of a confidential offering memorandum.  The notes will not be registered under the Securities Act of 1933 or any applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or pursuant to available exemptions from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, and there shall not be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About ION

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contact

Greg Heinlein

Senior Vice President and Chief Financial Officer

+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include statements regarding the Company’s proposed senior secured second lien notes offering and other statements that are not of historical fact.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  These risks and uncertainties include, without limitation, risks regarding the satisfaction of the conditions to the closing of the proposed senior secured second lien notes offering, the Company’s ability to secure terms beneficial to it, and the timing of any such closing.  Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2013.